As filed with the Securities and Exchange Commission on December 23, 2005

Registration No. 333-36317

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fort James Corporation

(Exact name of Registrant as specified in its charter)

VIRGINIA	54-0848173
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o GEORGIA-PACIFIC CORPORATION

133 Peachtree Street, N.E.

Atlanta, GA 30303

(404) 652-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JAMES F. KELLEY

Executive Vice President and General Counsel

GEORGIA-PACIFIC CORPORATION

133 Peachtree Street, N.E.

Atlanta, GA 30303

(404) 652-4000

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, Registration No. 333-36317, filed on September 24, 1997, pertaining to Debt Securities of Fort James Corporation (formerly known as James River Corporation of Virginia).

The undersigned Registrant hereby removes and withdraws from registration all securities registered pursuant to this Registration Statement which remain unissued.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 23, 2005.

FORT JAMES CORPORATION

By:	/s/ William C. Smith III
Name: William C. Smith III Title: Secretary

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